UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 4, 2008 (August 28, 2008)

Date of Report (Date of earliest event reported)

TERRA NOSTRA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-49631	86-0875500
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

790 East Colorado Blvd., 9th Floor

Pasadena, CA 91101

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (626) 796-0088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 29, 2008, Mr. Felix Chung informed the Company that he was resigning as a member of the Board of Directors of Terra Nostra Resources Corp. (“Terra Nostra” or the “Company”) effective immediately. Mr. Chung’s resignation letter referenced his disappointment with the Company’s recent business decisions concerning its financial situation and also referenced a disagreement with the Company relative to its business direction.

On August 31, 2008, Mr. George Chua, Chief Operating Officer and member of the Joint Venture Board of Directors informed the Company that he was resigning as the Company’s Chief Operating Officer effective immediately. Mr. Chua will remain as a member of the Company’s Joint Venture Board of Directors for Shandong Quanxin Stainless Steel Co., Ltd. and Shandong Jinpeng Copper Co., Ltd. Mr. Chua’s resignation letter did not reference a disagreement with the Company on matters relating to the Company’s operations, policies and practices.

On August 31, 2008, Mr. Donald C. Nicholson, President and Acting Chief Financial Officer and member of the Board of Directors of Terra Nostra Resources Corp. informed the Company that he was resigning as the Company’s President and Acting Chief Financial Officer effective immediately. Mr. Nicholson will remain as a member of the Company’s Board of Directors. Mr. Nicholson’s resignation letter did not reference a disagreement with the Company on matters relating to the Company’s operations, policies and practices.

ITEM 7.01 REGULATION FD DISCLOSURE

On August 28, 2008, the Company’s application for listing on the American Stock Exchange, LLC (“AMEX”) was withdrawn due, in part, to Company’s inability to meet some of the AMEX listing qualifications such as the minimum closing price of the Company’s common stock.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

TERRA NOSTRA RESOURCES CORP.
By:	/s/ Sun Liu James Po Chief Executive Officer

September 4, 2008